As filed with the Securities and Exchange Commission on February 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1032470
( State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Fourth Floor, Connaught House

One Burlington Road

Dublin 4, Ireland

011-353-1-634-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jazz Pharmaceuticals plc 2011 Equity Incentive Plan

Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan

(Full title of the plans)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals plc

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Chadwick L. Mills, Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

(415) 693-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, nominal value $0.0001 per share
– 2011 Equity Incentive Plan	2,758,722(2)	$118.53	$326,991,318.66	$32,928.03
– 2007 Amended and Restated Non-Employee Directors Stock Option Plan	34,150(2)	$118.53	$4,047,799.50	$407.61
TOTAL	2,792,872		$331,039,118.16	$33,335.64

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ordinary shares of the Registrant, nominal value $0.0001 per share (“Ordinary Shares”), that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.
(2)	Represents Ordinary Shares reserved as of January 1, 2016 for issuance under the Registrant’s 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”) and Amended and Restated 2007 Non-Employee Directors Stock Option Plan (“2007 Directors Plan”). Ordinary Shares issuable under the 2011 Equity Incentive Plan were previously registered on registration statements on Form S-8 filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on January 18, 2012 (File No. 333-179075) (the “2012 Form S-8”), February 27, 2013 (File No. 333-186886), February 26, 2014 (File No. 333-194131) (the “2014 Form S-8”) and February 24, 2015 (File No. 333-202269) (the “2015 Form S-8”). Ordinary Shares issuable under the 2007 Directors Plan were previously registered on the 2012 Form S-8, the 2014 Form S-8 and the 2015 Form S-8.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Ordinary Shares as reported on The NASDAQ Global Select Market on February 24, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Jazz Pharmaceuticals plc (the “Registrant”) for the purpose of registering an additional 2,758,722 ordinary shares of the Registrant, nominal value $0.0001 per share (“Ordinary Shares”), to be issued pursuant to the Registrant’s 2011 Equity Incentive Plan pursuant to an annual increase provision in that plan and an additional 34,150 Ordinary Shares of the Registrant to be issued pursuant to the Registrant’s Amended and Restated 2007 Non-Employee Directors Stock Option Plan (the “2007 Directors Plan”) pursuant to an annual increase provision in that plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 23, 2016; and

•	The Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2012 (which evidences the registration of the Registrant’s ordinary shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes therein a description of the Registrant’s ordinary shares).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than specific sections of such documents as set forth therein, Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Registrant’s ordinary shares offered have been sold or which deregisters all of such ordinary shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Registrant’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Act 2014, any officer of the company may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings that relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, secretary, executive or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. Under the Registrant’s memorandum and articles of association, the Registrant’s directors, secretary and current or former directors, however, will not be entitled to indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith.

The Registrant has entered into indemnity agreements with each of its directors, its secretary and persons designated as executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, penalties, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry, hearing or investigation, whether threatened, pending or completed and whether conducted by the Registrant or any other party, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of the Registrant or any of its subsidiaries or other affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty or other fiduciary duty to the Registrant or its shareholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnity agreements with certain of the Registrant’s directors further provide that, with respect to a director that is serving on the Registrant’s board of directors at the direction of a venture or other investment fund or entity, with respect to such indemnitee’s service as a director, officer, employee, agent and/or fiduciary of the Registrant, the Registrant’s obligations under the indemnity agreement are the primary source of indemnification and advancement, the Registrant is required to make all expense advances, and the Registrant is liable for all of such indemnitee’s expenses, to the extent required by the indemnity agreement and the Registrant’s memorandum and articles of association, without regard to any rights the indemnitee may have against the applicable venture or other investment fund or entity, and the Registrant irrevocably waives, relinquishes and releases any and all claims against the applicable venture or other investment fund or entity for contribution, subrogation or any other recovery of any kind in connection with the Registrant’s obligations under the indemnity agreement.

The Registrant maintains directors’ and officers’ liability insurance. The policy insures the Registrant’s directors, secretary and executives against unindemnified losses arising from certain wrongful acts in their capacities as directors, secretary and executives, and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors, secretary and executives. The policy contains various exclusions, none of which will apply to any offerings pursuant to this registration statement.

The Registrant is a party to various investor rights and registration rights agreements that provide for cross-indemnification in connection with registration of the Registrant’s ordinary shares on behalf of parties to such agreements, including selling shareholders that may be named in one or more supplements to the prospectus included in any such registration statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 in the Registrant’s Current Report on Form 8-K (File No. 001-33500), as filed with the Commission on January 18, 2012).

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of A&L Goodbody.

23.1	Consent of A&L Goodbody (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page hereto).

99.1	Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 in the Registrant’s Registration Statement on Form S-8 (File No. 333-179075), as filed with the Commission on January 18, 2012).

99.2	Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan (incorporated herein by reference to Exhibit 99.4 in the Registrant’s Registration Statement on Form S-8 (File No. 333-179075), as filed with the Commission on January 18, 2012).

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on February 26, 2016.

JAZZ PHARMACEUTICALS PLC

By:	/s/ Bruce C. Cozadd
Bruce C. Cozadd
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce C. Cozadd, Matthew P. Young, Suzanne Sawochka Hooper and Karen J. Wilson, and each or any of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and generally to do all such things in his or her name and behalf in their capacities as officers and directors to enable Jazz Pharmaceuticals plc to comply with the provisions of the Securities Act of 1933 and all requirements of the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Bruce C. Cozadd Bruce C. Cozadd	Chairman, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	February 26, 2016

/s/ Matthew P. Young Matthew P. Young	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 26, 2016

/s/ Karen J. Wilson Karen J. Wilson	Senior Vice President, Finance (Principal Accounting Officer)	February 26, 2016

/s/ Paul L. Berns Paul L. Berns	Director	February 26, 2016

/s/ Patrick G. Enright Patrick G. Enright	Director	February 26, 2016

/s/ Peter Gray Peter Gray	Director	February 26, 2016

/s/ Heather Ann McSharry Heather Ann McSharry	Director	February 26, 2016

/s/ Seamus C. Mulligan Seamus C. Mulligan	Director	February 26, 2016

/s/ Kenneth W. O’Keefe Kenneth W. O’Keefe	Director	February 26, 2016

/s/ Norbert G. Riedel, Ph.D. Norbert G. Riedel, Ph.D.	Director	February 26, 2016

/s/ Elmar Schnee Elmar Schnee	Director	February 26, 2016

/s/ Catherine A. Sohn Catherine A. Sohn	Director	February 26, 2016

/s/ Rick E Winningham Rick E Winningham	Director	February 26, 2016

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 in the Registrant’s Current Report on Form 8-K (File No. 001-33500), as filed with the Commission on January 18, 2012).

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of A&L Goodbody.

23.1	Consent of A&L Goodbody (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page hereto).

99.1	Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 in the Registrant’s Registration Statement on Form S-8 (File No. 333-179075), as filed with the Commission on January 18, 2012).

99.2	Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan (incorporated herein by reference to Exhibit 99.4 in the Registrant’s Registration Statement on Form S-8 (File No. 333-179075), as filed with the Commission on January 18, 2012).